Exhibit 99.1

Press Release

PRGX Global, Inc. Announces Fourth Quarter

and Full Year 2015 Financial Results

ATLANTA, March 1, 2016 — PRGX Global, Inc. (Nasdaq:PRGX), a global leader in Recovery Audit and Spend Analytics services, today announced its unaudited financial results for the fourth quarter and twelve months ended December 31, 2015.

“During the fourth quarter, we continued to make solid progress executing our transformation strategy. Most notably, Americas Recovery Audit revenue was essentially flat for the quarter on a constant dollar basis when compared to the prior year, led by growth in the Contract Compliance and Commercial Recovery Audit businesses. In addition, our Supplier Information Management services, which we believe is a key area for future growth, achieved year-over-year revenue growth during the quarter. These positive results were offset by continued claims conversion challenges in our European retail Recovery Audit business and a slower than planned ramp-up in our emerging Spend Analytics offerings,” said Ron Stewart, president and chief executive officer.

“Our 2015 financial performance represents the lowest year-over-year decline in constant dollar revenue from continuing operations since 2013,” continued Stewart. “We closed out 2015 with over 30 new clients and a strategic acquisition to accelerate our Supplier Information Management services offerings and platform. We expect this positive momentum to be reflected in our financial performance starting in 2016.”

“Consistent with our exit plan announced last April, please note that in the fourth quarter we formally discontinued our Healthcare Claims Recovery Audit segment,” concluded Stewart.

Consolidated Results from Continuing Operations for the Three Months Ended December 31, 2015

Consolidated revenue from continuing operations for the fourth quarter of 2015 was $35.0 million, compared to $40.2 million for the same period last year. On a constant dollar basis adjusted for changes in foreign exchange rates, revenue decreased by 8.2% in 2015, compared to the same period in 2014. On a constant dollar basis, revenue from the Americas RA segment was basically flat in the fourth quarter of 2015 when compared to the same period in 2014. On a constant dollar basis, the EAP RA segment declined 15.1% for the fourth quarter of 2015 when compared to the same period in 2014, while Asia-Pacific region posted a year-over-year increase in revenue. As reported, the Adjacent Services segment revenue declined $1.8 million for the fourth quarter of 2015, compared to the same period in 2014, with Supplier Information Management services generating a year over year increase.

Total operating expenses from continuing operations for the fourth quarter of 2015 were reduced by 20.0% to $31.2 million, compared to $39.0 million in the same period last year. This reduction in total operating expenses was primarily driven by the variable expenses related to lower revenue, continued operational process improvements and right-sizing the Company’s cost structure.

Total cost of revenue from continuing operations for the fourth quarter of 2015 was $22.4 million, or 64.0% of revenue, compared to $27.9 million, or 69.3% of revenue, in the same period last year, for a 5.3% improvement as a percentage of revenue.

SG&A expenses from continuing operations for the fourth quarter of 2015 were $6.9 million, compared to $8.8 million in the prior year period. Included in the fourth quarter 2015 amount was a reversal of $1.3 million of stock-based compensation expense incurred earlier in the year.

Consolidated net income from continuing operations for the fourth quarter of 2015 was $4.8 million, or $0.19 per basic and diluted share, compared to a net loss of $(2.1) million, or $(0.08) per basic and diluted share, for the same period in 2014.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) from continuing operations for the fourth quarter of 2015 was $5.5 million, or 15.7% of revenue, compared to Adjusted EBITDA of $6.4 million, or 15.9% of revenue, in the fourth quarter 2014. Improvements in the Company’s cost management performance partially offset the impact of the decline in consolidated revenue from continuing operations. Schedule 3 attached to this press release provides a reconciliation of net income (loss) to each of EBIT (Earnings Before Interest and Taxes), EBITDA and Adjusted EBITDA.

Consolidated Results from Continuing Operations for the Twelve Months Ended December 31, 2015

Consolidated revenue from continuing operations for the twelve months ended December 31, 2015, was $138.3 million, compared to $161.6 million for the prior year. Excluding the Chicago-based consulting business divested in October 2014 and on a constant dollar basis, revenue decreased 6.8%, compared to the prior year. On a constant dollar basis, revenue from the Americas RA segment decreased 5.4% in the twelve months ended December 31, 2015, compared to the prior year results. On a constant dollar basis, the EAP RA segment declined 7.6% for 2015 when compared to the prior year, with the Asia-Pacific region posting a year-over-year increase. As reported, excluding the Chicago based business noted above, revenue from Adjacent Services declined $2.1 million for 2015 when compared to the prior year, with Supplier Information Management services generating a year-over-year increase.

Total operating expenses from continuing operations for the twelve months ended December 31, 2015, were reduced by 16.2% to $133.2 million, compared to $159.0 million in the prior year.

Total cost of revenue from continuing operations for the twelve months ended December 31, 2015, was $93.2 million, or 67.4% of revenue, compared to $110.9 million, or 68.6% of revenue, in the prior year, representing a 1.2% improvement as a percentage of revenue.

SG&A expenses from continuing operations for the twelve months ended December 31, 2015, were $32.3 million, compared to $38.6 million in the prior year, an improvement of $6.3 million or 16.3%.

Consolidated net income from continuing operations for the twelve months ended December 31, 2015, was $1.5 million, or $0.06 per basic and diluted share, compared to a net loss of $(2.7) million, or $(0.09) per basic and diluted share, for the prior year. Included in the net loss for the twelve months ended December 31, 2015, is a non-cash net loss of $(1.6) million on the sale of certain non-core assets related to a document service offering purchased as part of the Business Strategy, Inc. acquisition in 2011.

Adjusted EBITDA from continuing operations for the twelve months ended December 31, 2015, was $18.0 million, or 13.0% of revenue, compared to Adjusted EBITDA from continuing operations of $20.5 million, or 12.7% of revenue, in the same period in the prior year. Schedule 3 attached to this press release provides a reconciliation of net income (loss) to each of EBIT, EBITDA and Adjusted EBITDA.

Discontinued Operations

During the fourth quarter of 2015 the Company discontinued the HCRA segment. PRGX entered into agreements with third parties to fulfill its Medicare recovery audit program subcontract obligations to audit Medicare payments and provide support for claims appeals and assigned its remaining Medicaid contract to another party. The Company will continue to incur certain expenses while the current Medicare RAC contracts are still active. As part of discontinuing the HCRA business, the Company increased its accrual for outstanding appeals liability by approximately $2.1 million. The HCRA segment will be reported as Discontinued Operations per US GAAP Accounting Standards.

Cash Flow and Liquidity

Net cash provided by operating activities for the fourth quarter of 2015 was $1.1 million, compared to $2.9 million in the fourth quarter of the prior year. The decrease in net cash provided by operating activities was primarily due to the changes in various accruals during the quarter which were partially offset by increased cash collections. Net cash provided by operating activities for the twelve months ended December 31, 2015, was $13.5 million, compared to $10.0 million in the prior year.

At December 31, 2015, the Company had unrestricted cash and cash equivalents of $15.1 million, no borrowings against its $20.0 million revolving credit facility, and no bank debt outstanding.

Stock Repurchase Program

Since the February 2014 announcement of the Company’s stock repurchase program, as of December 31, 2015, the Company has repurchased 7.8 million shares, or 25.8% of its common stock outstanding on the date of the announcement. As previously announced in October 2015, the Company’s Board of Directors approved a $10 million increase (to $50 million) in the program and extended the duration of the program to December 31, 2016. The Company repurchased 0.2 million shares of its outstanding common stock for an aggregate cost of $0.8 million in the quarter ended December 31, 2015. As of February 26, 2016, the Company had approximately 22.3 million shares of common stock outstanding.

Fourth Quarter Earnings Call

As previously announced, management will hold a conference call later this morning at 8:30 AM (Eastern time) to discuss the Company’s fourth quarter and annual 2015 financial results. To access the conference call, listeners in the U.S. and Canada should dial (877) 755-7423 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial (678) 894-3069. To be admitted to the call, listeners should use passcode 53981466.

This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Events & Presentations” under “Investors”). A replay of the audiocast will be available at the same location on www.prgx.com beginning approximately two hours after the conclusion of the live audiocast, extending through March 31, 2016. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/windows/mediaplayer.

About PRGX

PRGX Global, Inc. is a global leader in Recovery Audit and Spend Analytics services. With over 1,400 employees, the Company serves clients in more than 30 countries and provides its services to 75% of the top 20 global retailers. PRGX delivers more than $1 billion in cash flow improvement for its clients each year. The creator of the recovery audit industry more than 40 years ago, PRGX continues to innovate through technology and expanded service offerings. In addition to Recovery Audit, the Company provides Contract Compliance, Spend Analytics and Supplier Information Management services to improve clients’ financial performance and manage risk. For additional information on PRGX, please visit www.prgx.com

Forward-Looking Statements

In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s overall condition and growth prospects, the Company’s execution of its transformation strategy, and the Company’s investments in, and opportunities associated with, its growth platforms, including its supplier information services business. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenue that does not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenue from its core recovery audit services, changes in the market for the Company’s services, the Company’s ability to retain and attract qualified personnel, the Company’s ability to integrate recent and future acquisitions, uncertainty in the credit markets, the Company’s ability to maintain compliance with its financial covenants, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 13, 2015. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

Non-GAAP Financial Measures

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of the Company’s performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating its performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future the Company will incur expenses such as those used in calculating these measures. The Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net income (loss) to each of EBIT, EBITDA and Adjusted EBITDA.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: PRGX Global, Inc.

CONTACT: PRGX Global, Inc.

investor-relations@prgx.com

Phone: 770-779-3011

SCHEDULE 1

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Revenue	$34,957	$40,233	$138,302	$161,552
Operating expenses:
Cost of revenue	22,384	27,876	93,169	110,890
Selling, general and administrative expenses	6,871	8,793	32,284	38,581
Depreciation of property and equipment	1,489	1,505	5,317	6,025
Amortization of intangible assets	441	831	2,458	3,531

Total operating expenses	31,185	39,005	133,228	159,027

Operating income (loss)	3,772	1,228	5,074	2,525

Foreign currency transaction (gains) losses on short-term intercompany balances	235	930	2,165	2,003
Interest expense (income), net	(87)	(44)	(190)	(77)
Other (income) loss	(421)	57	1,191	57

Income (loss) from continuing operations before income taxes	4,045	285	1,908	542

Income tax expense	(803)	2,388	369	3,241

Net income (loss) from continuing operations	$4,848	(2,103)	$1,539	$(2,699)

Discontinued operations:
Income (loss) from discontinued operations	(2,804)	(42)	(4,765)	(4,827)
Other (income) loss	—	—	—	—
Income tax expense (benefit)	—	—	—	—
Net income (loss) from discontinued operations	(2,804)	(42)	(4,765)	(4,827)

Net income (loss)	$2,044	$(2,145)	$(3,226)	$(7,526)

Basic earnings (loss) per common share:
Basic from continuing operations	0.19	(0.08)	0.06	(0.09)
Basic from discontinued operations	(0.11)	(0.00)	(0.18)	(0.17)

Total basic earnings (loss) per common share	0.08	(0.08)	(0.12)	(0.26)

Diluted earnings (loss) per common share:
Diluted from continuing operations	0.19	(0.08)	0.06	(0.09)
Diluted from discontinued operations	(0.11)	(0.00)	(0.18)	(0.17)

Total diluted earnings (loss) per common share	0.08	(0.08)	(0.12)	(0.26)

Weighted average common shares outstanding:
Basic	25,433	27,237	25,868	28,707

Diluted	25,458	27,237	25,904	28,707

SCHEDULE 2

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$15,122	$25,735
Restricted cash	48	53
Receivables:
Contract receivables, net	28,543	35,182
Employee advances and miscellaneous receivables, net	1,740	1,993

Total receivables	30,283	37,175

Prepaid expenses and other current assets	2,323	3,421

Total current assets	47,776	66,384

Property and equipment, net	11,580	12,220
Goodwill	11,810	13,036
Intangible assets, net	6,684	9,439
Deferred income taxes	1,361	36
Other assets	1,180	1,667

Total assets	$80,391	$102,782

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$6,005	$7,397
Accrued payroll and related expenses	11,278	15,415
Refund liabilities and deferred revenue	8,852	7,566

Total current liabilities	26,135	30,378

Other long-term liabilities	1,841	1,418

Total liabilities	27,976	31,796

Shareholders’ equity:
Common stock	227	268
Additional paid-in capital	575,532	590,067
Accumulated deficit	(524,138)	(520,912)
Accumulated other comprehensive income	794	1,563

Total shareholders’ equity	52,415	70,986

Total liabilities and shareholders’ equity	$80,391	$102,782

SCHEDULE 3

PRGX Global, Inc. and Subsidiaries

Reconciliation of Net Income (Loss) to EBIT, EBITDA and Adjusted EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Reconciliation of net loss to EBIT, EBITDA and Adjusted EBITDA:

Net income (loss)	$2,044	$(2,145)	$(3,226)	$(7,526)

Income tax expense	$(803)	2,388	369	3,241
Interest expense (income), net	$(87)	(44)	(190)	(77)

EBIT	1,154	199	(3,047)	(4,362)

Depreciation of property and equipment	$1,494	1,520	5,352	6,216
Amortization of intangible assets	$441	831	2,458	3,531

EBITDA	3,089	2,550	4,763	5,385

Foreign currency transaction (gains) losses on short-term intercompany balances	$235	930	2,165	2,003
Acquisition-related charges	—	—	—	249
Transformation severance and related expenses	$745	1,698	2,299	4,050
Loss on sale/disposal of assets	$(421)	57	1,191	57
Stock-based compensation	$(604)	1,123	3,926	4,532

Adjusted EBITDA	$3,044	$6,358	$14,344	$16,276

Adjusted EBITDA from continuing operations	$5,476	$6,406	$18,024	$20,502

Adjusted EBITDA from discontinued operations	$(2,432)	$(48)	$(3,680)	$(4,226)

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBIT, EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Cash flows from operating activities:
Net loss	$2,044	$(2,145)	$(3,226)	$(7,526)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,935	2,351	7,810	9,747
Amortization of deferred debt costs	120	37	20	104
Loss on sale of assets	(370)	57	1,191	57
Stock-based compensation expense	(604)	1,123	3,926	4,532
Foreign currency transaction (gains) losses on short-term intercompany balances	235	930	2,165	2,003
(Increase) decrease in receivables	(3,022)	(4,232)	5,636	927
Increase (decrease) in accounts payable, accrued payroll and other accrued expenses	(17)	1,166	(3,700)	(3,473)
Other, primarily changes in assets and liabilities	769	3,630	(369)	3,676

Net cash provided by operating activities	1,090	2,917	13,453	10,047

Cash flows from investing activities:
Business (acquisitions) divestitures, net	263	1,100	263	1,100
Purchases of property and equipment, net of disposals	(1,313)	(1,135)	(4,482)	(4,709)

Net cash used in investing activities	(1,050)	(35)	(4,219)	(3,609)

Cash flows from financing activities:
Repurchase of common stock	(810)	(2,685)	(18,071)	(22,685)
Other, net	(55)	33	(321)	(57)

Net cash used in financing activities	(865)	(2,652)	(18,392)	(22,742)

Effect of exchange rates on cash and cash equivalents	274	(788)	(1,455)	(1,661)

Net decrease in cash and cash equivalents	(551)	(558)	(10,613)	(17,965)

Cash and cash equivalents at beginning of period	15,673	26,293	25,735	43,700

Cash and cash equivalents at end of period	$15,122	$25,735	$15,122	$25,735

SCHEDULE 5

PRGX Global, Inc. and Subsidiaries

Results by Operating Segment *

(Amounts in thousands)

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2015	2014	Change	2015	2014	Change
Revenue
Recovery Audit Services - Americas	$25,261	$26,156	$(895)	$97,009	$106,533	$(9,524)
Recovery Audit Services - Europe/Asia-Pacific	8,957	11,527	(2,570)	36,264	44,319	(8,055)
Adjacent Services	739	2,550	(1,811)	5,029	10,700	(5,671)

Total	$34,957	$40,233	$(5,276)	$138,302	$161,552	$(23,250)

Cost of revenue
Recovery Audit Services - Americas	$14,942	$18,015	$3,073	$60,214	$68,163	$7,949
Recovery Audit Services - Europe/Asia-Pacific	6,497	7,405	908	25,424	31,103	5,679
Adjacent Services	945	2,456	1,511	7,531	11,624	4,093

Total	$22,384	$27,876	$5,492	$93,169	$110,890	$17,721

Selling, general and administrative expenses
Recovery Audit Services - Americas	$1,912	$1,891	$(21)	$7,685	$10,211	$2,526
Recovery Audit Services - Europe/Asia-Pacific	1,239	1,479	240	5,487	6,829	1,342
Adjacent Services	135	286	151	662	2,124	1,462
Corporate	3,585	5,137	1,552	18,450	19,417	967

Total	$6,871	$8,793	$1,922	$32,284	$38,581	$6,297

Depreciation of property and equipment
Recovery Audit Services - Americas	$1,141	$1,099	$(42)	$4,036	$4,711	$675
Recovery Audit Services - Europe/Asia-Pacific	193	147	(46)	647	592	(55)
Adjacent Services	155	259	104	634	722	88

Total	$1,489	$1,505	$16	$5,317	$6,025	$708

Amortization of intangible assets
Recovery Audit Services - Americas	$409	$501	$92	$1,728	$2,002	$274
Recovery Audit Services - Europe/Asia-Pacific	—	284	284	600	1,195	595
Adjacent Services	32	46	14	130	334	204

Total	$441	$831	$390	$2,458	$3,531	$1,073

Operating income (loss)
Recovery Audit Services - Americas	$6,857	$4,650	$2,207	$23,346	$21,446	$1,900
Recovery Audit Services - Europe/Asia-Pacific	1,028	2,212	(1,184)	4,106	4,600	(494)
Adjacent Services	(528)	(497)	(31)	(3,928)	(4,104)	176
Corporate	(3,585)	(5,137)	1,552	(18,450)	(19,417)	967

Total	$3,772	$1,228	$2,544	$5,074	$2,525	$2,549

Adjusted EBITDA
Recovery Audit Services - Americas	$8,463	$7,088	$1,375	$29,431	$29,507	$(76)
Recovery Audit Services - Europe/Asia-Pacific	1,542	3,359	(1,817)	5,942	7,672	(1,730)
Adjacent Services	(341)	(170)	(171)	(3,134)	(2,381)	(753)
Corporate	(4,188)	(3,871)	(317)	(14,215)	(14,296)	81

Total	$5,476	$6,406	$(930)	$18,024	$20,502	$(2,478)

*	The Recovery Audit Services - Americas segment represents recovery audit services provided in the United States, Canada and Latin America. The Recovery Audit Services - Europe/Asia-Pacific segment represents recovery audit services provided in Europe, Asia and the Pacific region. The Adjacent Services segment represents spend analytics and supplier information management services.